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EXHIBIT 3.3

                    CERTIFICATE OF AMENDMENT
                            TO THE
                  CERTIFICATE OF INCORPORATION


     I, JIM WALTERMIRE, Secretary of State of the State of Montana, do hereby certify that the Articles of Amendment to the Articles of Incorporation of RUBY RESOURCES OF MONTANA, INC., a Montana profit corporation, duly executed pursuant to the provisions of Section 35-1-210, Montana Code Annotated, have been received in my office and conform to law.

     NOW, THEREFORE, I, JIM WALTERMIRE, as such Secretary of State, by virtue of the authority vested in me by law, hereby issue this Certificate of Amendment to the Certificate of Incorporation of RUBY RESOURCES OF MONTANA, INC., a Montana profit corporation, changing its name to THE O.T. MINING CORPORATION and attach hereto a copy of the Articles of Amendment to the Articles of Incorporation.

                              IN WITNESS WHEREOF, I have hereunto
                              set my hand and the affixed the
                              Great Seal of state of Montana, at
                              Helena, the Capital, this May 4,
                              A.D. 1987.


                              /s/ Jim Waltermire
                              JIM WALTERMIRE
                              Secretary of State